Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement of Concorde International Group Ltd. and its subsidiaries (the “Company”) on Form S-8, of our report dated May 15, 2025, with respect to our audits of the consolidated statements of financial position of the Company as of December 31, 2024, and 2023, and the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2024, and the related notes appearing in the Company’s Annual Report on Form 20-F as of and for the year ended December 31, 2024, filed with the Securities and Exchange Commission on May 15, 2025.

We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ Kreit & Chiu CPA LLP

Kreit & Chiu CPA LLP (PCAOB ID 6651)

New York, New York

October 30, 2025